Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Announces Expanded Roles for Three Senior Executives

HOUSTON and LONDON, Jan. 20, 2015 – LyondellBasell (NYSE: LYB) announced today that three senior executives – Timothy D. Roberts, Patrick D. Quarles and Kevin W. Brown – have all assumed expanded roles within the Company. The changes, which are effective immediately, were announced by Bhavesh V. “Bob” Patel, who became chief executive officer and chairman of the Management Board on January 12, 2015.

Timothy D. Roberts, formerly executive vice president – Olefins & Polyolefins (O&P) Americas, is now executive vice president - Global O&P. In this new role, Roberts will have responsibility for the Company’s olefins and polyolefins businesses worldwide. Roberts has been the business leader of O&P Americas since June 2011. Prior to joining the Company, Roberts served in executive positions at Chevron Phillips Chemical and as chief executive officer of Americas Styrenics LLC, a joint venture between the Dow Chemical Company and Chevron Phillips. He has been a member of the Company’s Management Board since April 2014.

Patrick D. Quarles, senior vice president - Intermediates and Derivatives (I&D) has been promoted to executive vice president - I&D, Supply Chain and Procurement. In addition to his current role as the business leader of the global intermediates and derivatives business, Quarles will now manage the Company’s supply chain and procurement functions. Quarles has been senior vice president - I&D since 2009. Before that, Quarles served in roles of increasing responsibility in the Company and its predecessors. Quarles has been a member of the Company’s Management Board since April 2014.

Kevin W. Brown, senior vice president - Refining, has been promoted to executive vice president - Manufacturing and Refining. In addition to leading the refining business, Global Engineering Services and Global Projects, Brown will now be responsible for all of the Company’s manufacturing sites worldwide. Brown has been senior vice president - Refining since 2009. Prior to joining the Company, Brown served as an executive officer and a director of Sinclair Oil, a privately-held U.S. petroleum company.

The Company also announced today that its Supervisory Board has nominated Brown for appointment to the Company’s Management Board. The Company’s shareholders will be asked to elect Brown to the Management Board at its 2015 Annual General Meeting.

“These individuals are key players on one of the strongest operational teams in our industry, and each has a track-record of success at LyondellBasell,” said Bob Patel. “Tim, Pat and Kevin are all seasoned business leaders and tremendous assets to our company. I am delighted to announce their promotions and am confident they will be successful in their new roles.”

LyondellBasell

www.lyondellbasell.com

LyondellBasell– Page 2

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

SOURCE: LyondellBasell

Media Contact: George F. Smalley +1 713-309-7575

Investor Contact: Douglas J. Pike +1 713-309-7141

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LyondellBasell

www.lyondellbasell.com